UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 31, 2006

DATATRAK International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	000-20699	34-1685364
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6150 Parkland Boulevard, Mayfield Hts., Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-443-0082

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2006, we entered into a secured demand promissory note (the "New Facility") with KeyBank National Association that expires on April 30, 2007 (unless demand is made earlier). The New Facility provides for a $2 million revolving credit facility. The New Facility is available for working capital needs and general corporate purposes. Our obligations under the New Facility are secured by liens on our accounts and accounts receivable, other assets relating to our accounts and accounts receivable, certain cash deposits and proceeds of such assets.

At our election, loans under the New Facility will bear interest at one of the following options: (1) the alternative base rate which is the greater of (a) the effective prime rate announced by KeyBank National Association minus a margin of 1.00% per annum and (2) the Eurodollar rate plus a margin of 1.25% per annum. The New Facility contains customary covenants, including but not limited to, limitations on our ability to incur liens on collateral securing our obligations under the New Facility.

Upon the occurrence of certain events of default, our obligations under the New Facility may be accelerated. Such events of default include payment defaults to lender under the New Facility, covenant defaults and other customary defaults. The lender may also demand repayment of our obligations under the New Facility at any time.

The lender under the New Facility and its affiliates have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of business, and also provide or have provided advisory and financial services to us.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATATRAK International, Inc.

September 7, 2006	By:	/s/ Terry C. Black

Name: Terry C. Black
Title: Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary